Exhibit 99.1
For further information contact:
Michael R. Garone, Chief Financial Officer
973-532-8005 or mgarone@emisphere.com
Rx Communications Group:
Eric Goldman (media), 917-322-2563 or egoldman@rxir.com
Paula Schwartz (investors), 917-322-2216 or pschwartz@rxir.com
EMISPHERE TECHNOLOGIES APPOINTS FRANKLIN M. BERGER
TO ITS BOARD OF DIRECTORS
CEDAR KNOLLS, NJ – May 19, 2009 – Emisphere Technologies, Inc. (NASDAQ: EMIS) today announced that Franklin M. Berger, CFA, has been appointed to its Board of Directors, effective immediately. Mr. Berger’s appointment fills the vacancy created by the recent resignation of Dr. Stephen K. Carter.
Commenting on today’s news, Michael V. Novinski, President and Chief Executive Officer of Emisphere, stated, “We are pleased to welcome Franklin to Emisphere’s Board. His expertise in capital markets, coupled with his deep understanding of the industry and track record of significant contributions to a broad range of companies in the sector, should serve us well as we execute on our growth strategy, including the continued development and ultimate commercialization of our pipeline, as well as additional key partnerships and alliances.”
Mr. Berger has over 25 years of experience in capital markets and financial analysis. Since 2003, he has consulted to the biotechnology industry, serving on Boards and advising companies involved in biopharmaceuticals, CNS, immunology and oncology, among others. During this time, he was also Senior Investment Manager for Sectoral Asset Management’s New Emerging Medical Opportunities Fund. From 1998 to 2003, Mr. Berger held the position of Managing Director, Equity Research and Senior Biotechnology Analyst at J.P. Morgan Securities, Inc., where he served as lead analyst on the largest biotech initial public offering and follow-on offerings for Genentech, Inc. During his career on the sell-side, Mr. Berger achieved lead analyst rankings from Institutional Investor Magazine and the Wall Street Journal. Mr. Berger’s prior experience also includes positions as Managing Director, Biotechnology Research at Salomon Smith Barney and at Josephthal & Co.
Mr. Berger earned his M.B.A. from the Harvard Business School, an M.A. in International Economics and a B.A. in International Relations from Johns Hopkins University. In addition to Emisphere, he currently serves as a Director of Seattle Genetics, Inc., VaxGen, Inc., Thallion Pharmaceuticals, Inc. and Isotechnika, Inc. He is a Founding Member of the New York University Biotechnology Study Center.

About Emisphere Technologies, Inc.
Emisphere is a biopharmaceutical company that focuses on a unique and improved delivery of therapeutic molecules or nutritional supplements using its Eligen® Technology. These molecules and compounds could be currently available or in development. Such molecules are usually delivered by injection; in many cases, their benefits are limited due to poor bioavailability, slow on-set of action or variable absorption. The Eligen® Technology can be applied to the oral route of administration as well other delivery pathways, such as buccal, rectal, inhalation, intra-vaginal or transdermal. The company’s website is: www.emisphere.com.
Safe Harbor Statement Regarding Forward-looking Statements
The statements in this release and oral statements made by representatives of Emisphere relating to matters that are not historical facts (including without limitation those regarding the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Emisphere’s product candidates and the sufficiency of Emisphere’s cash and other capital resources) are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, the ability of Emisphere and/or its partners to develop, manufacture and commercialize products using Emisphere’s drug delivery technology, Emisphere’s ability to fund such efforts with or without partners, and other risks and uncertainties detailed in Emisphere’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in Emisphere’s Annual Report on Form 10-K (file no. 000-17758) filed on March 16, 2009.
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